EXHIBIT 16.1
March 29, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Item 4.01(a) of the Form 8-K of RPM International Inc. 401(k) Trust and Plan and RPM International Inc. Union 401(k) Retirement Savings Trust and Plan dated March 27, 2006 and we agree with the statements made therein.
Yours truly,
/s/ Ciulla, Smith & Dale, LLP
Cleveland, Ohio